Exhibit 2.1

PLAN OF CONVERSION

converting

VIRIOS THERAPEUTICS, LLC

(an Alabama limited liability company)

into

VIRIOS THERAPEUTICS, INC.

(a Delaware corporation)

This PLAN OF CONVERSION (this “Plan”) dated                    , 2020, is hereby adopted and approved by Virios Therapeutics, LLC, an Alabama limited liability company (the “LLC”), to set forth the terms, conditions and procedures governing the conversion of the LLC to a Delaware corporation pursuant to Section 10A-5A-10.01 of the Alabama Limited Liability Company Law of 2014 (the “ALLCL”) and Section 265 of the Delaware General Corporation Law (the “DGCL”). Capitalized terms used herein shall have the respective meanings ascribed to such terms in the Second Amended and Restated Operating Agreement of the LLC, dated as of May 1, 2020, as amended (the “LLC Agreement”), by and among the LLC and the Members.

WHEREAS, the LLC is a limited liability company formed and existing under the laws of the State of Alabama and is operating under the LLC Agreement;

WHEREAS, the Board, in connection with a proposed initial public offering (the “IPO”) of common stock by Virios Therapeutics, Inc., a Delaware corporation, has determined it is in the best interests of the LLC and its members for the LLC to convert to a Delaware corporation pursuant to Section 10A-5A-10.01 of the ALLCL and Section 265 of the DGCL upon the terms and conditions and in accordance with the procedures set forth herein, and the Board authorized and approved the IPO and the Conversion (as defined below) and the execution, delivery and filing of any and all instruments, certificates and documents necessary or desirable in connection therewith; and

WHEREAS, pursuant to Section 4.10(f), the Board has the authority to cause the conversion of the LLC to a corporation in accordance with the terms of the LLC Agreement and this Plan.

NOW, THEREFORE, BE IT HEREBY RESOLVED, the LLC does hereby adopt this Plan to effectuate the conversion of the LLC to a Delaware corporation as follows:

1. Conversion; Effect of Conversion. Upon and subject to the terms and conditions of this Plan and pursuant to the relevant provisions of the ALLCL and the DGCL, including without limitation Section 10A-5A-10.01 of the ALLCL and Section 265 of the DGCL, the LLC shall convert (the “Conversion”) to a Delaware corporation named “Virios Therapeutics, Inc.” (the “Corporation”) at the Effective Time. The Corporation shall thereafter be subject to all of the provisions of the DGCL. The Conversion shall not affect any obligations or liabilities of the LLC incurred prior to the Effective Time. The LLC shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Conversion shall not constitute a dissolution of the LLC and shall constitute a continuation of the existence of the LLC in the form of a Delaware corporation. Upon the Effective Time, all of the rights, privileges and powers of the LLC, and all property and all debts due to the LLC, as well as all other things and causes of action belonging to the LLC, shall remain vested in the Corporation and shall be the property of the Corporation, and the title to any real property vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the Conversion, and all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, and all debts, liabilities and duties of the LLC shall remain attached to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it in its capacity as a corporation.

2. Certificate of Conversion; Certificate of Incorporation; Effective Time. The Conversion shall be effected by the filling with the Secretary of State of the State of Delaware of: (a) a duly executed Certificate of Conversion, substantially in the form of Exhibit A attached hereto (the “Certificate of Conversion”), and (b) a duly executed Certificate of Incorporation of the Corporation, in the form of Exhibit B attached hereto (the “Certificate of Incorporation”). The Conversion shall be effective immediately upon the filing of (i) the Certificate of Conversion and (ii) the Certificate of Incorporation with the Secretary of State of the State of Delaware or at such later time as may be specified in both the Certificate of Conversion and the Certificate of Incorporation (such time of effectives, the “Effective Time”).

3. Bylaws of the Corporation. From and after the Effective Time, the LLC Agreement shall terminate and no longer govern the affairs of the Corporation, but instead the affairs of the Corporation shall be governed by the DGCL, the Bylaws of the Corporation, in the form of Exhibit C attached hereto (the “Bylaws”) and the Certificate of Incorporation.

4. Directors and Officers. At the Effective Time, (a) the members of the Board of the LLC as of the Effective Time shall be the members of the board of directors of the Corporation and shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal and (b) the officers of the LLC as of the Effective Time shall be the officers of the Corporation and shall hold office until their respective successors are duly elected and qualified or their earlier death, resignation or removal. The LLC, and after the Effective Time, the Corporation and its board of directors shall take all necessary actions to cause each of such individuals to be appointed as a director and/or officer, as the case may be, of the Corporation.

5. Effect of the Conversion on Equity Interests in the LLC.

(a) Conversion of Outstanding Membership Interests. Subject to the terms and conditions of this Plan, as of the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the LLC, the Corporation and any holder of Membership Interests:

(i) first, each Membership Interest that constitutes a Profits Interest that is outstanding immediately prior to the Effective Time shall be converted into an amount of Membership Interests that are not a Profits Interest by multiplying the Percentage Interest of Profits Interest by a fraction where the denominator is the value of the Company at the Effective Time and the numerator is the difference between (I) the value of the Company at the Effective Time and (II) the value of the Company at the time of the issuance of the Profits Interest; and

(ii) thereafter, each Membership Interest that is outstanding immediately prior to the Effective Time (including the Profits Interest converted into Membership Interests pursuant to Section 5(a)(i)) shall by converted into common stock, par value $0.0001, of the Corporation (“Common Stock”), based on each Members pro rata ownership interest with each 1% of Membership Interests converting into [___] shares of Common Stock, and as of the Effective Time each such share of Common Stock shall be duly and validly issued, fully paid and nonassessable.

(b) Derivative Securities. All outstanding options, warrants, convertible notes and other convertible or exchangeable securities of the LLC (the “LLC Derivative Securities”) (i) shall be assumed by the Corporation, (ii) shall be adjusted and/or converted in accordance with the terms of such LLC Derivative Securities, and (iii) shall remain outstanding after the Effective Time as derivative securities of the Corporation (to the extent and as provided in the terms of such LLC Derivative Securities).

(c) No Fractional Shares. No fractional shares of Common Stock will be issued in connection with the Conversion. In lieu of issuing fractional shares, the Corporation will eliminate any fractional shares by rounding up or down (as appropriate) to the nearest whole share, with 0.5 and higher being rounded up.

(d) No Further Ownership Rights in Membership Interests. All shares of Common Stock into which the Membership Interests are converted pursuant to the Conversion in accordance with the terms of this Plan shall be deemed to be been issued in full satisfaction of all rights pertaining to such membership Interests. Immediately following the Effective Time, the Membership Interests shall cease to exist, and the holder of any Membership interests immediately prior to the Effective Time shall cease to have any rights with respect thereto.

(e) Transfer Books. At the Effective Time, there shall be no further registration of transfers on the transfer books of the LLC of any Membership Interests that were outstanding immediately prior to the Effective Time, except that the provisions of Section 19.18 of the LLC Agreement (the “IPO Lock Up”) shall continue to apply to former members of the LLC (who will become stockholders in the Corporation) and the shares of Common Stock issued in accordance with the provisions there as if no termination had occurred.

(f) Registration in Book-Entry. Shares of Common Stock issued in connection with the Conversion shall be uncertificated, and the Corporation shall register, or cause to be registered, such shares into which the Membership Interests shall have been converted as a result of the Conversion in book-entry form, with a proper notation to reflect the IPO Lock Up (as defined above).

6. Licenses, Permits, Titled Property, Etc. As applicable, following the Effective Time, to the extent required, the Corporation shall apply for new state tax identification numbers, qualification to conduct business, licenses, permits and similar authorizations on its behalf and in its own name in connection with the Conversion and to reflect that it is a corporation. As required or appropriate, following the Effective Time, all real, personal or intangible property of the LLC which was title or registered in the name of the LLC shall be re-title or re-registered, as applicable, in the name of the Corporation by appropriate filings and/or notices to the appropriate parties.

7. Termination of the LLC Agreement. As of the Effective Time, the LLC Agreement shall be terminated and of no further force and effect, except that Section 10.18 of the LLC Agreement shall survive and continue to apply to former members of the LLC (who will become stockholders in the Corporation) and the shares of Common Stock issued in the Conversion in accordance with the provisions thereof. Notwithstanding the foregoing, the termination of the LLC Agreement shall not relieve any party thereto of any liability arising in connection with any breach by such party of the LLC Agreement arising prior to the Effective Time.

8. Further Assurances. If, at any time after the Effective Time, the Corporations shall determine or be advised that any deeds, bills of sale, assignment, agreement, documents or assurances or any other act or things are necessary, desirable or proper, consistent with the terms of the Plan to (a) vest, perfect or confirm or otherwise, in the Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC, or (b) to otherwise carry out the purposes of this Plan, the Corporation and its officers and directors are hereby authorized to solicit in the name of the LLC any third party consents or other documents required to be delivered by any third party, to executed and deliver, in the name and on behalf of the LLC, all such deeds, bills of sale, assignment, agreements, documents and assurance and do, in the name and on behalf of the LLC, all such other acts and things necessary, desirable or property to vest, perfect, or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the LLC and otherwise to carry or the purposes of this Plan.

9. Implementation and Interpretation; Termination and Amendment. This Plan shall be implemented and interpreted, prior to the Effective Time, by the Board and, following the Effective Time, by the Board of Directors of the Corporation, (a) each of which shall have full power and authority to delegate and assign any matters covered hereunder to any other party(ies), including, without limitation, any officers of the LLC or any officers of the Corporation, as the case may be, and (b) the interpretations and decisions of which shall be final, binding, and conclusive on all parties. The Board at any time prior to the Effective Time, may terminate, amend or modify this Plan. Upon such termination of this Plan, if the Certificate of Conversion and the Certificate of Incorporation have been filed with the Secretary of State of the State of Delaware, but have not become effective, any person that was authorized to execute, deliver and file such certificates may execute, deliver and file a Certificate of Termination of such certificates.

10. Third Party Beneficiaries. This Plan shall not confer any rights or remedies upon any person or entity other than as expressly provided herein.

11. Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibit or invalidity, without invalidating the remainder of this Plan.

12. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware (and, to the extent applicable, the State of Alabama), without regard to the conflicts of laws rules of such state.

[Signature Page Follows]

IN WITNESS WHEREOF, the LLC has caused this Plan to be executed by its duly authorized representative as of the date first written above.

VIRIOS THERAPEUTICS, LLC

By:
Name:
Title:

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